Exhibit 10.13

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is effective as of December 4, 2015 (“Amendment Effective Date”), and is entered into by and between MIDDLEFIELD PARK, a California general partnership (“Landlord”), and DERMIRA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant entered into that certain Lease Agreement dated July 24, 2014, as amended by that certain First Amendment of Lease dated September 10, 2014 (collectively, the “Lease Agreement”), pursuant to which Landlord is leasing to Tenant, and Tenant is leasing from Landlord, certain Premises commonly known as Suite 150 consisting of 18,651 rentable square feet (the “Suite 150 Space”) located at 275 Middlefield Road, Menlo Park, California (the “Building”), as more particularly described in the Lease.

B.            The Lease will expire by its terms on November 30, 2019 (the “Lease Termination Date “), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.            Tenant desires to expand the Premises (defined in the Lease) to include the following additional space: (i) 8,022 rentable square feet described as Suites 200 and 210, as outlined in red on Exhibit A attached hereto (the “Suite 200/210 Expansion Space”), and (ii) 18,519 rentable square feet described as Suite 50, as shown on Exhibit B attached hereto (the “Suite 50 Expansion Space,” and collectively with the Suite 200/210 Expansion Space, the “Expansion Space”), on the following terms and conditions.

AGREEMENT

In consideration of the respective agreements hereinafter set forth, Landlord and Tenant agree as follows:

1.             Defined Terms.  All initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.             Extension.  The term of the Suite 150 Space is hereby extended through December 31, 2021 (the “First Extended Expiration Date”).  The portion of the term of the Lease beginning on December 1, 2019 which is the date immediately following the Lease Termination Date and ending on the First Extended Expiration Date shall be referred to herein as the “Extended Term.”

3.             Expansion.

3.1.         Effect of Expansion.  Effective as of the Expansion Space Commencement Date (defined in Paragraph 3.2 below), the Premises shall be increased by the addition of the Expansion Space, and, from and after the Expansion Space Commencement Date, the Expansion Space shall be deemed a portion of the Premises.  The term of the Lease for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date and, unless sooner terminated in accordance with the Lease, end on the First Extended

Expiration Date.  From and after the Expansion Space Commencement Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein.  Except as may be expressly provided herein, Landlord makes no representation or warranty with respect to the existing Suite 150 Space or the Expansion Space, and the Expansion Space is being delivered to Tenant in its “AS-IS” condition.  Notwithstanding the foregoing, Landlord shall deliver the Expansion Space to Tenant in good working order and repair on the date possession of the Expansion Space is delivered to Tenant, including, without limitation, the roof, HVAC, electrical, plumbing and lighting systems serving the Expansion Space and in the event of any defects therein, Landlord, at its sole cost, shall repair each such defect promptly after being informed thereof in writing and in reasonable detail by Tenant so long as Tenant provides Landlord with written notice of any defect within ninety (90) days of the Expansion Space Commencement Date.

3.2.         Expansion Space Commencement Date.  As used herein, “Expansion Space Commencement Date” means December 1, 2016.

4.                                      Basic Rent.

4.1.         Suite 150 Space.

4.1.1       Suite 150 Space during the Period Prior to the Extended Term.  With respect to the Suite 150 Space during a period prior to the Extended Term, the schedule of Basic Rent is hereby confirmed as follows:

Period	Monthly Basic Rent
December 1, 2016 — November 30, 2017	$103,880.94
December 1, 2017 — November 30, 2018	$106,997.37
December 1, 2018 — November 30, 2019	$110,207.29

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.1.2       Suite 150 Space during Extended Term.  With respect to the Suite 150 Space during the Extended Term, the schedule of Basic Rent shall be as follows:

Period of Extended Term	Monthly Rate Per Square Foot	Monthly Basic Rent
December 1, 2019 — November 30, 2020	$6.09	$113,513.51
December 1, 2020 — December 31, 2021	$6.27	$116,918.91

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease Agreement.

4.2.                            Suite 200/210 Expansion Space during Expansion Space Term.  With respect to the Suite 200/210 Expansion Space during the Expansion Space Term, the schedule of Basic Rent shall be as follows:

Period During Expansion Space Term	Monthly Rate Per Square Foot	Monthly Basic Rent
December 1, 2016 — November 30, 2017	$5.57	$44,682.54
December 1, 2017 — November 30, 2018	$5.74	$46,046.28
December 1, 2018 — November 30, 2019	$5.91	$47,410.02
December 1, 2019 — November 30, 2020	$6.09	$48,853.98
December 1, 2020 — December 31, 2021	$6.27	$50,297.94

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease Agreement; provided, however, that Tenant shall pay with respect to the Suite 200/210 Expansion Space, concurrently with the mutual execution and delivery of this Amendment, the installment of Basic Rent for the first full calendar month for which Basic Rent is payable hereunder (i.e. the fourth (4th) full calendar month of the Expansion Space Term).  Notwithstanding the foregoing, Basic Rent for the Suite 200/210 Expansion Space shall be abated, in the amount of $44,682.54 per month, for the first three (3) full calendar months of the Expansion Space Term.  If Tenant exercises its Termination Right pursuant to Paragraph 10 below, Landlord shall credit the pre-paid rent for the Suite 200/210 Expansion Space against the Termination Fee payable by Tenant pursuant to Paragraph 10 below, or if the Landlord leases the Suite 200/210 Expansion Space to a third party after the Termination Option is exercised and as a result no Termination Fee is payable in accordance with Paragraph 10 below, Landlord shall credit the pre-paid rent against Basic Rent payable with respect to the Suite 50 Expansion Space.

4.3          Suite 50 Expansion Space during Expansion Space Term.  With respect to the Suite 50 Expansion Space during the Expansion Space Term, the schedule of Basic Rent shall be as follows:

Period During Expansion Space Term	Monthly Rate Per Square Foot	Monthly Basic Rent
December 1, 2016 — November 30, 2017	$4.90	$90,743.10
December 1, 2017 — November 30, 2018	$5.05	$93,520.95
December 1, 2018 — November 30, 2019	$5.20	$96,298.80
December 1, 2019 — November 30, 2020	$5.35	$99,076.65
December 1, 2020 — December 31, 2021	$5.51	$102,039.69

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease Agreement; provided, however, that Tenant shall pay with respect to the Suite 50 Expansion Space, concurrently with the mutual execution and delivery of this Amendment, the installment of Basic Rent for the first full calendar month for which Basic Rent is payable hereunder (i.e. the fourth (4th) full calendar month of the Expansion Space Term).  Notwithstanding the foregoing, Basic Rent for the Suite 50 Expansion Space shall be abated, in the amount of $90,743.10 per month, for the first three (3) full calendar months of the Expansion Space Term.

5.             Additional Rent.  Beginning on the Expansion Space Commencement Date, Tenant shall pay Additional Rent with respect to the Expansion Space pursuant to Paragraph 4.D of the Lease Agreement.

6.             Security Deposit.  The last paragraph of Paragraph 4.F of the Lease Agreement is hereby deleted in its entirety and replaced with the following:

“Provided that no monetary Event of Default (as defined in Paragraph 22 of the Lease Agreement) has occurred during the Term and then exists and no other Event of Default then exists, Landlord agrees that Tenant may reduce the Security Deposit or the Letter of Credit to the sum of $350,000 after the 30th month following the Expansion Space Commencement Date.”

7.             Improvements to Suite 150 Space and the Expansion Space.

7.1.         Configuration and Condition of the Suite 150 Space and Expansion Space.  Tenant acknowledges that it is in possession of the Suite 150 Space and that it has inspected the Expansion Space, and subject to Landlord’s repair, replacement and maintenance responsibilities under the Lease Agreement, agrees to accept each such space in its existing configuration and condition (or, in the case of the Expansion Space, in such other configuration and condition as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.         Responsibility for Improvements to the Expansion Space.  Landlord, at its sole cost, shall supervise the construction of certain improvements to the Expansion Space in accordance with Exhibit C attached hereto (the “Work Letter”).

8.             Assignment and Subletting.  The second paragraph of Paragraph 19 of the Lease Agreement is hereby deleted in its entirety and replace with the following:

“Notwithstanding anything to the contrary in this Lease, Landlord may elect to terminate this Lease as to the Suite 150 Space, the Suite 200/210 Expansion Space, and/or the Suite 50 Expansion Space, in the event Tenant requests to sublease more than 50% of the Suite 150 Space, the Suite 200/210 Expansion Space or the Suite 50 Expansion Space, as applicable, for a term of more than 90% of the balance of the term of this Lease remaining for such space on the contemplated commencement date of such a sublease.  Tenant may void Landlord’s election to terminate as to the applicable Suite 150 Space, the Suite 200/210 Expansion Space, and/or the Suite 50 Expansion Space, by withdrawing the requested consent within two (2) business days of Landlord election to terminate.”

9.             Option to Extend the Lease.  Addendum Two of the Lease is hereby deleted in its entirety and replaced with Addendum Two attached hereto.

10.          Termination Right.  Tenant shall have a one-time option to terminate this Lease as to the Suite 200/210 Expansion Space on the terms and conditions set forth in this Paragraph 10.

10.1        Conditions to Termination Right; Grant of Termination Right.  If, on or prior to September 30, 2016, (i) the results from Tenant’s ongoing DRM01 Phase 2b trial or DRM04 Phase 3 trial are negative, and, as a consequence thereof, Tenant will not proceed to the next phase of development for either or both trials, and (ii) Tenant provides Landlord with written notice of the condition listed in (i) above concurrently with its written notice to terminate the Lease (the “Termination Notice”) as to the Suite 200/210 Expansion Space, Tenant is hereby granted the one-time option to terminate the Lease early (the “Termination Option”) as to the Suite 200/210 Expansion Space, effective thirty (30) days after the Termination Notice is delivered to Landlord (the “Termination Date”).  If Tenant elects to exercise the Termination Option, Tenant must do so in compliance with the terms and conditions set forth herein.

10.2        Termination Fee.  In the event that Tenant elects to exercise the Termination Option, Tenant shall pay to Landlord a fee (the “Termination Fee”) in the amount equal to the sum of Basic Rent and Tenant’s share of Additional Rent for the first six (6) months of the Expansion Space Term (without any right to abatement).  The Termination Fee shall be paid in six (6) monthly installments beginning on the Expansion Space Commencement Date (the “Termination Fee Payment Period”).  Notwithstanding the forgoing, in the event Landlord leases the Suite 200/210 Expansion Space after the Termination Date, and Landlord commences collecting rent pursuant to the terms of such new lease for periods applicable to any period falling within the Termination Fee Payment Period, then Tenant shall have no obligation to pay the portion of the Termination Fee applicable to such period.  Landlord shall provide Tenant with written notice if Landlord enters into a lease for the Suite 200/210 Expansion Space, which notice shall also indicate the Basic Rent payable under such third party lease, if any, for any portion of the term of the third party lease falling within the Termination Fee Payment Period.  If Tenant exercises the Termination Option hereunder, Landlord shall use commercially reasonable efforts to lease the Suite 200/210 Expansion Space at market rent, and shall provide no greater than a “market” free rent amount.

10.3        Failure of Tenant to Exercise or Pay Termination Fee.  If Tenant fails to deliver the Termination Notice to Landlord within the time permitted hereunder, or does not effectively exercise the Termination Option in accordance the terms hereof, this Lease as to the Suite 200/210 Expansion Space shall continue beyond the Termination Date, and Tenant shall continue to be bound by the terms of the Lease as to the Suite 200/210 Expansion Space as if the Termination Option had not been exercised.  If Tenant fails to deliver the Termination Fee, or any portion thereof, to Landlord on any installment date as required hereunder and subject to Landlord’s obligation to provide Tenant notice and time to cure, such failure shall be deemed an Event of Default under the Lease.

11.          Parking.  The parties acknowledge and agree that, pursuant to the terms of the Lease, with respect to the Suite 150 Space, Tenant is entitled to use seventy-five (75) unreserved parking spaces in the common parking areas of the Complex.  In addition, during the Expansion Space Term and any extension, with respect to the Suite 200/210 Expansion Space, Tenant shall have the right to use an additional thirty-two (32) unreserved parking spaces (the “Suite 200/210 Parking Spaces”) in the common parking areas of the Complex in accordance with the terms of the Lease; provided if this Lease is terminated as to the Suite 200/210 Expansion Space, Tenant’s right to use the Suite 200/210 Parking Spaces shall terminate concurrently therewith.  In addition, during the Expansion Space Term, with respect to the Suite 50 Expansion Space, Tenant shall have the right to use (i) sixty-eight (68) additional unreserved parking spaces in the common parking areas of the Complex, and (ii) six (6) reserved parking stalls located in the area shown on Exhibit E attached hereto.

12.          Signs.  At Tenant’s cost, and so long as Tenant leases space on the first and second floors of the Building, Landlord shall increase the size of Tenant’s interior building lobby signage on the first floor of the Building.  The signage may be increased to approximately double the current Dermira signage as shown on Exhibit D attached hereto.

13.          California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Suite 150 Space and the Expansion Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

14.          Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Cornish & Carey Commercial dba Newmark Cornish & Carey (“Tenant’s Broker”), which represents Tenant, and Cushman & Wakefield (“Landlord’s Broker”), which represents Landlord, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Landlord shall make payment of the brokerage fee due the Landlord’s Broker pursuant to and in accordance with a separate agreement between Landlord and Landlord’s Broker.  If Tenant exercises the Termination Option, no fee or commission shall be owed or paid with respect to the Suite 200/210 Expansion Space.  Any fee or commission payable with respect to the Suite 200/210 Expansion Space shall not be paid until after September 30, 2016.  Except for amounts owing to Landlord’s Broker and Tenant’s Broker, each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent.

15.          Counterparts.  This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.  The parties agree that a signed copy of this Amendment transmitted by one party to the other party(ies) by facsimile or electronic transmission will be binding upon the sending party to the same extent as if it had delivered a signed original of this Amendment.

16.          Miscellaneous.  All references in this Amendment to the Lease shall be deemed to refer to the Lease, as modified by the terms of this Amendment.  In the event of a conflict between the terms and provisions of the Lease and the terms and conditions of this Amendment, the terms and provisions of this Amendment shall prevail.  As amended herein, the Lease remains in full force and effect and is hereby ratified by the parties.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the Amendment Effective Date.

“LANDLORD”:

MIDDLEFIELD PARK, a California general partnership

By:	/s/ Boyd C. Smith
Name:	Boyd C. Smith
Title:	General Partner

“TENANT”

DERMIRA, INC., a
Delaware corporation

By:	/s/ Thomas Wiggans
Name:	Thomas Wiggans
Its:	Chairman and CEO

By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Its:	COO and CFO

EXHIBIT A

Suite 200/210 Expansion Space

[SEE ATTACHED]

EXHIBIT B

Suite 50 Expansion Space

[SEE ATTACHED]

NOT USED

NOT USED

SHEET NOTES

LEGEND

A2.1

NEW FLOOR PLAN

1

NEW FLOOR PLAN, LEGEND, AND NOTES

A2.1

EXHIBIT C

Work Letter

[SEE ATTACHED]]

EXHIBIT C

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space.  This Tenant Work Letter is attached as Exhibit C to that certain Second Amendment to Lease dated December 4, 2015 (the “Second Amendment”).  All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease as defined in the Second Amendment.

SECTION 1

TENANT IMPROVEMENTS

Landlord shall, at its sole cost, supervise the construction of tenant improvements (the “Tenant Improvements”) constructed by Tenant and approved by Landlord in accordance with this Tenant Work Letter.  The scope of Tenant Improvements shall consist of: (i) new carpet and paint and non-structural reconfiguration of certain offices and rooms in Suite 50 Expansion Space (the “Suite 50 TI”); (ii) new carpet and paint and non-structural reconfiguration of certain offices and rooms in the Suite 200/210 Expansion Space (the “Suite 200/210 TI”); and (iii) at Tenant’s election, an internal staircase between the Suite 150 Space and the Suite 50 Expansion Space (“Access TI”), the location of which shall be mutually acceptable to both Landlord and Tenant.  The scope of the Tenant Improvements shall not include changes or modifications to the structure of the Building, the roof, and/or any base building system located in the Building.  Subject to Landlord’s obligation to pay for exterior code compliance (exterior being the common areas and path of travel to Building) at Landlord’s sole cost, the Tenant Improvements (including any building code upgrades required within the Premises as a result of the construction of the Tenant Improvements) shall be constructed by Contractor at Tenant’s sole cost.  The Tenant Improvements shall be constructed with materials and finishes consistent with the existing materials and finishes in the Building.  Landlord shall have the right to require the removal of the Tenant Improvements (or any portion thereof) and restoration of the Premises as a result thereof in accordance with Section 8 of the Lease Agreement; provided, however, Tenant shall provide Landlord with written notice at least one hundred twenty (120) days prior to the end of the term to ascertain whether Landlord will require the removal of the Access TI.

SECTION 2

CONSTRUCTION DRAWINGS

2.1          Selection of Architect/Construction Drawings.  Tenant shall retain Fawni Hill as the architect (the “Architect”) to prepare the Construction Drawings for all Tenant Improvements.  If required by Landlord, Tenant shall retain engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Expansion Space.  If Tenant is unsatisfied with the services provided by Architect or Engineer, Tenant may hire an alternate architect or engineer provided Tenant obtains Landlord’s prior written consent which shall not be unreasonably withheld or delayed.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its own purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same for quality, design, compliance with applicable laws or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2          Space Plan.  On or before June 1, 2016, Tenant shall cause Architect to prepare a space plan (“Space Plan”) for Suite 50 Expansion Space, at Tenant’s sole cost, which Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, equipment to be contained therein, and at Tenant’s election, the Access TI, and Tenant shall deliver the Space Plan to Landlord for Landlord’s approval.  Tenant may elect to also include a space plan for Suite 200/210 Expansion Space or delay the initiation of the Suite 200/210 TI until some future date which shall be agreed to between Tenant and Landlord.

2.3          Final Working Drawings.  On or before August 1, 2016, Tenant shall cause the Architect and the Engineers to complete the Construction Drawings for the Space Plan, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.

2.4          Approved Working Drawings.  Landlord shall submit the Landlord-approved Final Working Drawings (the “Approved Working Drawings”) to the applicable local governmental agency for all applicable building permits necessary to allow the Contractor, (as defined below), to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in all phases of the permitting process.  Tenant shall pay for all permit fees and costs, at Tenant’s sole cost.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord which shall not be unreasonably withheld or delayed.

2.5          Time Deadlines.  Tenant shall cooperate with Architect, the Engineer, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with the Contractor, for approval of the Cost Proposal, (as defined below), in accordance with the dates set forth in this Tenant Work Letter.  Tenant shall meet with Landlord on a weekly basis (or such other basis as Tenant and Landlord shall reasonably determine) to discuss Landlord’s progress in connection with the same.

SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1          Contractor.  A general contractor, under the supervision of Landlord, shall construct the Tenant Improvements (the “Contractor”).  Tenant shall select one of the following two (2) contractors to serve as Contractor, Brett Construction or Gidel and Kocal, and Landlord hereby approves each of the contractors listed in this sentence to serve as Contractor.  Tenant shall enter into all construction contract agreements directly with Contractor.  If Tenant is unsatisfied with the services provided by Contractor, Tenant may hire an alternate contractor  provided Tenant obtains Landlord’s prior written consent which shall not be unreasonably withheld or delayed.  Landlord shall not be entitled to any supervision fee or management fee in connection with the construction of the Tenant Improvements.

3.2          Cost Proposal.  After the Approved Working Drawings are signed by Landlord and Tenant and Tenant and Contractor have executed a construction agreement, Tenant will deliver to Landlord a copy of the cost proposal as agreed to by Tenant and Contractor (the “Cost Proposal”).

3.3          Construction of Tenant Improvements by Contractor under the Supervision of Landlord.  Contractor shall construct the Tenant Improvements (under the supervision of Landlord) in a good and workmanlike manner in accordance with all applicable laws, and in accordance with the Approved Working Drawings.  Landlord and Tenant shall work together in good faith with Architect and the Contractor to ensure that the construction of the Tenant Improvements do not trigger Title 24 code compliance upgrades.  Landlord, at its option, may post notices of non-responsibility or similar notices in or on the Premises in connection therewith.  Tenant shall at all times permit such notices to be posted in the Premises and remain posted in the Premises until Tenant Improvements are completed. To the extent the construction of the Tenant Improvements triggers building code compliance upgrades, Landlord shall be responsible for the cost of such changes to the extent the changes are located in the common areas of the Complex or the Building, and Tenant shall be responsible for the cost of such changes to the extent the changes are located within the Expansion Space or the Suite 150 Space.   Within ten (10) days after completion of construction of the Tenant Improvements, Tenant and Landlord shall cause the Contractor and the Architect to record a Notice of Completion in the office of the Recorder of San Mateo County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose.   In addition, Tenant, immediately after the Substantial Completion of the Premises, shall have prepared and delivered to the Building management office a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements, together with a computer disk containing the Approved Working Drawings in AutoCAD (to the extent Tenant has the Approved Working Drawings in AutoCAD) and in PDF format.  If Landlord has the base building plans in AutoCAD format, Landlord shall provide the same to Tenant.

SECTION 4

SUBSTANTIAL COMPLETION

4.1          Substantial Completion.  “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.  In the event Substantial Completion does not occur by the Expansion Space Commencement Date due to any reason other than a Prior Tenant Delay or a Landlord Delay, and as a direct consequence, Contractor had less than thirty (30) days to perform Tenant Improvements in accordance with the Approved Working Drawings prior to the Expansion Space Commencement Date, Tenant shall not be entitled to any additional abatement of Basic Rent and the Expansion Space Commencement Date shall not be extended or otherwise modified as a result thereof.  “Prior Tenant Delay” is the delay caused due to the current tenant of the Expansion Space vacating the Expansion Space after November 1, 2016.   “Landlord Delay” shall mean Landlord’s failure to timely approve the Construction Drawings as set forth in herein or construction delays caused by required building code upgrades to the common areas of the Building.  In the event that Substantial Completion does not occur by the Expansion Space Commencement Date due to Prior Tenant Delay and/or Landlord Delay, and as a direct consequence Contractor had less than thirty (30) days to perform Tenant Improvements in accordance with the Approved Working Drawings prior to the Expansion Space Commencement Date, then (in addition to the Basic Rent abatement provided in Section 4.2 and Section 4.3 of the Second Amendment to Lease), Tenant shall be entitled to a per diem abatement of Basic Rent for each day of delay in the completion of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1          Tenant’s Representative.  Tenant has designated Stephen Cheng as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2          Landlord’s Representative.  Landlord has designated Milan Patel as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.  Jack Issa will act as Landlord’s representative in connection with the supervision of the construction of the Tenant Improvements.

5.3          Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

EXHIBIT D

Signage

EXHIBIT E

Location of Reserved Parking Spaces

[SEE ATTACHED]

ADDENDUM TWO

Option to Extend the Lease

This Addendum Two (“Addendum”) is incorporated as part of that certain Lease Agreement dated for reference purposes as July 24, 2014, as amended by that certain First Amendment of Lease dated September 10, 2014, and as further amended by that certain Second Amendment to Lease dated December 4, 2015 (collectively, the “Lease”), by and between Middlefield Park, a California general partnership (“Landlord”), and Dermira, Inc., a Delaware Corporation (“Tenant”), for the leasing of certain premises located at 275 Middlefield Road, Menlo Park, California, as more particularly described in Exhibit A to the Lease (as amended by the First and Second Amendments) (the “Premises”). The terms, conditions and provisions of this Addendum are hereby incorporated into and are made a part of the Lease.  Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1.                                      Option to Extend. Tenant is granted an option to extend (the “Extension Option”) the term of the Lease as to the entire Premises being leased by Tenant at the time the Extension Option is exercised for one (1) additional period of five (5) years (the “Option Term”) from the First Extended Expiration Date.  The Extension Option described in this Addendum is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease.  Such extension shall be on the same terms and conditions as provided in the Lease Agreement with the exception of the Basic Monthly Rent, which shall be determined pursuant to this Addendum.  The initial Basic Monthly Rent for the extension period shall be equal to the fair market rental for the Premises as of the date six (6) months prior to the commencement of the Option Term; however, the Basic Monthly Rent for the Option Term shall not be less than the Basic Monthly Rent for the month immediately prior to the First Extended Expiration Date plus three percent (3%).  The fair market rental shall be determined (a) without consideration for the particular use of the Premises by Tenant but shall be for the permitted use of the Premises, (b) shall take into consideration all Tenant Improvements that are the property of Landlord or that would become the property of Landlord upon expiration or termination of the Lease (upon Landlord’s election for the same), (c) shall take into consideration any concessions that may then be offered for similar properties (i.e. free rent, tenant improvement allowances, etc.), and (d) without discount for the fact that no leasing commissions shall be paid. The Basic Monthly Rent for the Option Term shall be subject to three percent (3%) annual increases.

It shall be a condition precedent to the exercise of the Extension Option that no Event of Default exists at the time the Extension Option is exercised.  If Tenant elects to exercise this Extension Option, Tenant shall exercise the Extension Option only by written notice (the “Option Notice”) to Landlord on or before December 31, 2020. The burden of actual delivery of the Option Notice is on the Tenant.

In the event Tenant exercises the Extension Option hereunder, Tenant shall, within a period of one hundred fifty (150) days and one hundred eighty (180) days prior to the First Extended Expiration Date, deliver to Landlord written notice of Tenant’s opinion of the fair market rental value, as set forth above, and Tenant’s support for such figure (i.e. comparable lease information).

Landlord shall thereafter promptly communicate with Tenant as to Landlord’s response to Tenant’s opinion as to the rental value and the parties shall thereafter promptly meet and endeavor to agree upon the fair market rental of the Premises.

If the rental for the Option Term has not been agreed upon, as set forth above, at least One Hundred Twenty (120) days prior to the First Extended Expiration Date (“Initial Meeting Period”), then the determination of the rental shall be promptly submitted to arbitration.  Tenant shall select, within fifteen (15) days of the expiration of the Initial Meeting Period, referred to above, a licensed real estate agent with at least five years commercial experience in the City in which the Premises are located involving properties similar to the Property under this Lease.  Tenant shall provide to Landlord (a) the name, address, company affiliation, and phone number of such agent (b) and a list of the agents qualifications, and (c) a statement that Landlord has fifteen (15) days to nominate Landlord’s own agent, in writing, within such fifteen (15) day period such that such information is actually received by Landlord within such time period.  Landlord shall have a period of fifteen (15) days after actual receipt of Tenant’s information, as set forth above, to nominate its own agent.  Thereafter, said agents shall meet for the purpose of determining the rental, as set forth above, for the applicable extension period.  If Tenant fails to so nominate an agent and provide the notice, as set forth above, the Landlord’s reasonable opinion of value shall be the rental value for the Option Term.  If Landlord fails to nominate an agent, as set forth above, Tenant shall provide to Landlord a written notice setting forth that Tenant’s agent shall determine the rental value if Landlord does not nominate an agent within fifteen (15) additional days.  Such notice must be actually received by Landlord before the fifteen (15) days commences to run.  If Landlord thereupon fails to so select an agent, the one agent retained by Tenant shall set the fair market rental.  If the two agents do not agree upon the rent, as set forth above, within thirty (30) days of their selection, they shall, within fifteen (15) days thereafter, select a third agent with the qualifications, referred to above, and if they do not so agree on a third agent, the third arbitrator shall be appointed by the presiding judge of the Superior Court in the County in which the Premises are located.  Tenant shall be required to petition such Court within ten (10) days of the expiration date of the time for the selection of the third agent, as set forth above, requesting the earliest possible determination by the Court.  At Landlord’s election, such petition shall be on an ex parte basis with notice and opportunity by Landlord to attend such hearing.  The Tenant’s failure to so petition the Court, as set forth herein and within the time period set forth herein, shall void the Tenant’s option exercise.  The three agents shall determine whether Landlord’s value or Tenant’s value is closest to the fair market rental, as set forth above, within a thirty (30) day period of the appointment of the third agent and if they cannot agree upon the same, as set forth above, the third agent shall select the fair market rental value as determined by either Landlord’s agent or Tenant’s agent which most closely reflects the fair market rental value as determined by the third agent.

Each party shall pay his own agent and the cost of the third agent, if necessary, shall be paid by the Tenant.  The determination shall be signed by both parties and shall thereupon become a part of the Lease Agreement.  If the Basic Monthly Rent for the Option Term has not been determined by the First Extended Expiration Date, Tenant shall pay an estimated Basic Monthly Rent of One Hundred Fifteen percent (115%) of the Basic Monthly Rent due for the Premises then leased by Tenant for the last month of the Extended Term.  Any deficiency shall be payable by Tenant to Landlord within ten (10) days of the determination of the Basic Monthly Rent for the Option Term.  Any surplus shall be a credit for Basic Monthly Rent to become thereafter due.

2.                                      Condition of Premises for the Extended Terms.  If Tenant timely and properly exercises the Extension Option in strict accordance with the terms contained herein: (1) Tenant shall accept the Premises in its then “As-Is” condition subject to Landlord’s repair, replacement, and maintenance obligations under the Lease, and (2) Landlord shall not be required to perform any additional improvements to the Premises.

3.                                      Limitations On, and Conditions To, Extension Option.  At Landlord’s option, this Extension Option shall terminate and be of no force or effect if any of the following events occur: (1) an Event of Default exists on the date Landlord receives the Option Notice and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises, except to a Permitted Assignee; and/or (3) Tenant has failed to exercise properly the Extension Option described in this Addendum in a timely manner in strict accordance with the provisions of this Addendum; and/or (4) the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

4.                                      Time is of the Essence.  Time is of the essence with respect to each and every time period set forth in this Addendum.